Exhibit 10.23

HARRISONBURG, VA (CY)

MANAGEMENT AGREEMENT

by and between

NEWPORT HARRISONBURG MANAGEMENT, LLC

as “MANAGER”

and

APPLE EIGHT HOSPITALITY MANAGEMENT, INC.

as “OWNER”

Dated as of November 16, 2007

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ARTICLE VI	INSURANCE	15
6.01.	Property Insurance	15
6.02.	Operational Insurance	16
6.03.	Coverage	17
6.04.	Costs and Expenses	17
6.05.	Owner’s Right to Provide Insurance	17
ARTICLE VII	DAMAGE AND REPAIR	17
7.01.	Damage and Repair	17
7.02.	Condemnation	18
7.03.	Business Interruption	18
7.04.	Subordination to Mortgage	18
7.05.	Liens; Credit	19
ARTICLE VIII	DEFAULTS	19
8.01.	Events of Default	19
8.02.	Remedies	20
8.03.	Additional Remedies	21
ARTICLE IX	ASSIGNMENT AND SALE	21
9.01.	Assignment	21
9.02.	Sale of the Hotel	22
ARTICLE X	MISCELLANEOUS	22
10.01.	Right to Make Agreement	22
10.02.	Consents and Cooperation	22
10.03.	Relationship	22
10.04.	Applicable Law; Jurisdiction	23
10.05.	Recordation	23
10.06.	Headings	23
10.07.	Notices	23
10.08.	Environmental Matters	24
10.09.	Confidentiality; Projections	25
10.10.	Indemnification	26
10.11.	Actions to be Taken Upon Termination	26
10.12.	Waiver	28
10.13.	Partial Invalidity	28

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10.14.	Survival	29
10.15.	Negotiation of Agreement	29
10.16.	Estoppel Certificates	29
10.17.	Affiliates	29
10.18.	Blocked Persons or Entities.	30
10.19.	Restrictions on Operating the Hotel in Accordance with System Standards	30
10.20.	Counterparts	30
10.21.	Entire Agreement	30
10.22.	Franchise Agreement	31
10.23.	Operation of Other Hotels	31
10.24.	Waiver of Jury Trial and Punitive Damages	31
10.25.	Termination of the Hotel Lease	31
10.26.	All Payments Subject to the Availability of Funds	31
ARTICLE XI	DEFINITION OF TERMS	32
11.01.	Definition of Terms	32
ARTICLE XII	SUPPLEMENTAL PROVISIONS	40

Schedule 1	-	Hotel Specific Data
Schedule 2	-	Supplemental Provisions
Exhibit A	-	Legal Description of Site

iii

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of the 16th day of November, 2007 (“Effective Date”), by APPLE EIGHT HOSPITALITY MANAGEMENT, INC., a Virginia corporation (“Owner”), with a mailing address at c/o Apple REIT Companies, 814 E. Main Street, Richmond, Virginia 23219, Attention: Krissy Gathright, and NEWPORT HARRISONBURG MANAGEMENT, LLC, a Virginia limited liability company (“Manager”), with a mailing address at c/o 4290 New Town Avenue, Williamsburg, Virginia 23188.

A. The party identified as the “Landlord” in Schedule 1 attached hereto (“Landlord”) is the owner of the hotel identified in Schedule 1, as more particularly described in the definition of “Hotel” in Section 11.01 hereof.

B. Landlord and Owner have entered into that certain Hotel Lease Agreement dated as of the Effective Date (the “Hotel Lease”) pursuant to which Landlord leases the Hotel to Owner.

C. All capitalized terms used in this Agreement shall have the meaning set forth in Section 11.01 hereof.

D. Owner desires to engage Manager to manage and operate the Hotel, and Manager desires to accept such engagement, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Manager agree as follows:

ARTICLE I

APPOINTMENT OF MANAGER

1.01. Appointment.

Owner hereby appoints and employs Manager as Owner’s exclusive independent contractor to supervise, direct and control the management and operation of the Hotel throughout the Term. Manager accepts said appointment and agrees to manage the Hotel during the Term in accordance with the terms and conditions of this Agreement.

1.02. Management of the Hotel.

A. Manager shall manage the Hotel, including, without limitation, performance of the following functions, in accordance with Prudent Industry Practices, the provisions of this Agreement and all standards imposed by the Franchise Agreement (provided that in all cases, except as otherwise specifically set forth in this Agreement, the costs and expenses of performing such functions shall be Deductions):

1. Recruit, employ, relocate, manage, supervise, direct and discharge all employees at the Hotel and maintain adequate staff, consistent with Prudent Industry Practices and the Annual Operating Projection, to carry out its duties under this Agreement.

2. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates, subject to Owner’s prior approval or as set forth in the Annual Operating Projection .

3. Establish and revise, as necessary, administrative policies and procedures, including employment policies and procedures and policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

4. Make payments on accounts payable and collect accounts receivable.

5. Procure (for Owner) all Inventories and replace Fixed Asset Supplies and otherwise incur customary and reasonable expenses in the operation of the Hotel, subject to the approved Annual Operating Projection.

6. Prepare and deliver Annual Operating Projections, Accounting Period Statements, Annual Operating Statements, and such other information as is required by this Agreement.

7. Plan, execute and supervise repairs and maintenance at the Hotel.

8. Obtain the insurance required to be obtained by Manager pursuant to Article VI of this Agreement , subject to the provisions of Section 6.05.

9. Obtain and keep in full force and effect, either in its own name or in Owner’s or Owner’s affiliate’s name, as may be required by applicable law, any and all licenses (including, without limitation, liquor licenses which shall be maintained in the name of Manager to the extent permitted by law) and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use reasonable diligence and efforts to obtain and keep same in full force and effect).

10. Execute subordination agreements, estoppel certificates and other documentation required by any purchaser or mortgagee and reasonably cooperate (provided that Manager shall not be obligated to enter into any amendments of this Agreement) with Owner or Landlord in any attempt(s) by Owner or Landlord to effectuate a Sale of the Hotel or to obtain a Mortgage.

11. At the direction and with the concurrence of Owner, arrange for and supervise public relations and advertising and prepare marketing plans.

12. Negotiate and enter into, on behalf of Owner, service contracts and other third party agreements required in the ordinary course of operating the Hotel, provided that each such contract or agreement that requires expenditures in excess of $5,000 or is not terminable without penalty or fee must first be approved in advance by Owner.

13. Manage and operate the Hotel at all times in compliance with the Franchise Agreement, including (without limitation) the Manual and the System Standards (as such terms are defined in the Franchise Agreement).

B. The operation of the Hotel shall be under the exclusive supervision and control of Manager, except as otherwise specifically provided in this Agreement, and Manager shall be responsible for the proper and efficient operation of the Hotel. In fulfilling its obligations under this Agreement, Manager will act as a reasonable, prudent operator of the Hotel, having regard for the status of the Hotel, operating the Hotel in accordance with Prudent Industry Practices and at all times maintaining and complying with all standards imposed by the Franchise Agreement, and subject to the foregoing and all other terms and conditions of this Agreement, shall have discretion in the following: charges, terms and conditions for Guest Rooms and commercial space; credit policies and services provided by the Hotel; food and beverage services; employment policies; granting of leases, subleases, licenses and concessions for shops and businesses within the Hotel, provided that the term of any such lease, sublease, license or concession shall not exceed the lesser of one (1) year or the Term without the prior written approval of Owner; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of Inventories, supplies and services; promotion and publicity; payment of costs and expenses as are specifically provided for in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel; and, generally, all activities necessary for operation of the Hotel. With respect to all Material Management Decisions, Manager shall consult with Owner in advance of making any such decisions. The term “Material Management Decisions” means a decision to be made in connection with any expenditure of more than $10,000 for each item or $50,000 in the aggregate for all such items in any Fiscal Year if such expenditure is not included in the approved Annual Operating Projection for such Fiscal Year or if such expenditure would result in an increase in the overall Annual Operating Projection.

C. Manager shall comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel. Landlord or Owner shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement shall be paid from Gross Revenues as Deductions. Owner or Landlord, as applicable, shall indemnify and hold Manager harmless from any loss, claim, fees or expenses (including reasonable attorneys’ fees) arising from the noncompliance with any Legal Requirement that Owner or Landlord chooses to contest or as to which Owner does not fund the cost of compliance.

1.03. Employees

All personnel employed at the Hotel shall at all times be the employees of Manager and not the employees of Owner. Manager shall have reasonable discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment; provided, however, that (i) Owner shall have the right to approve the hiring or termination of the persons who occupy the position of General Manager for the Hotel and (ii) Manager shall not negotiate or enter into any collective bargaining or other labor agreement with employees or with any organization representing or claiming to represent employees without Owner’s prior consent. No person shall be given gratuitous accommodations or services without prior joint approval of Owner and Manager except in accordance with policies agreed upon by Owner and Manager. Owner shall not pay for the relocation costs of any employees except for the cost of relocating the General Manager; provided, however, that (i) the relocation costs for the General Manager shall be subject to Owner’s prior approval, which approval shall not be unreasonably withheld or delayed, and (ii) Manager shall reimburse Owner for the costs (including relocation costs) of hiring and training General Managers who are employed at the Hotel for less than one (1) year and are transferred or relocated except to a hotel owned by Owner or an Affiliate of Owner. As is consistent with Prudent Industry Practices, Manager shall be responsible and liable for all acts or omissions of the personnel employed at the Hotel and all persons managing such employees.

1.04. Owner’s Right to Inspect.

Owner, its representatives, employees, agents, Affiliates and Mortgagees shall have access to the Hotel at any and all reasonable times for the purpose of inspection, exercising any of its rights under this Agreement or showing the Hotel to prospective purchasers, tenants or Mortgagees and at any time in case of an emergency.

1.05. Regular Meetings.

At Owner’s request, Owner and Manager shall have meetings at the Hotel and at mutually convenient times. Manager shall be represented at such meetings by the General Manager of the Hotel and such other personnel as the Manager and/or Owner may deem appropriate. The purpose of the meetings shall be, inter alia, to discuss the performance of the Hotel and other related issues, including any variations from the Annual Operating Projection for the preceding quarter.

1.06. System Standards

Subject to the availability of adequate funds, Manager shall take such actions consistent with this Agreement as are necessary for the Hotel to comply with the System Standards, and Manager shall operate the Hotel so that the Hotel will at all times comply with System Standards.

1.07. Limitations on Manager’s Authority

Manager shall not, without Owner’s prior written approval, enter into any FF&E Lease if (i) the fair market value of the FF&E subject to such FF&E Lease at the time of entering into such FF&E Lease exceeds Ten Thousand Dollars ($10,000); (ii) the fair market value of the FF&E subject to all FF&E Leases at the time of entering into such FF&E Lease exceeds Twenty-five Thousand Dollars ($25,000) in the aggregate; (iii) the FF&E subject to such FF&E Lease is FF&E that is not, consistent with Prudent Industry Practices, customarily leased; (iv) such FF&E

Lease is with an Affiliate of Manager or is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary under Prudent Industry Practices for leases of similar FF&E; or (v) such FF&E Lease is not terminable by Owner upon thirty (30) days’ notice.

1.08. Representations and Warranties of Manager. Manager hereby represents and warrants to Owner as follows:

A. Authority; No Conflicts. Manager is a limited liability company duly formed, validly existing and in good standing in the state identified in Schedule 1. Manager has obtained all necessary consents to enter into and perform this Agreement and is fully authorized to enter into and perform its obligations under this Agreement. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Manager of this Agreement, and this Agreement is hereby binding and enforceable against Manager. Neither the execution nor the performance of, or compliance with, this Agreement by Manager has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents of Manager and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Manager or, to the best of Manager’s knowledge, to the Hotel.

B. Bankruptcy. Neither Manager nor any of its Affiliates, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

ARTICLE II

TERM

2.01. Term.

The “Term” of this Agreement shall begin on the Effective Date and shall continue until the expiration date identified in Schedule 1. The Term will be automatically renewed for up to two (2) one-year periods unless either party provides notice not less than one hundred twenty (120) days prior to the expiration of the Term or the initial renewal Term, as the case may be, in which case this Agreement shall terminate as of the last day of the Term or the initial renewal term, as applicable. Notwithstanding the foregoing, Manager or Owner shall have the option to terminate this Agreement at any time from and after the date that is one hundred eighty (180) days prior to the expiration of the initial Term, with or without cause, by giving the other party not less than one hundred eighty (180) days prior written notice of its election to terminate.

2.02. Performance Termination.

A. Owner shall have the option to terminate this Agreement following any Performance Termination Period with respect to which the following occurs:

1. The Operating Profit for the Performance Termination Period is less than the Performance Termination Threshold; or

2. The Revenue Index of the Hotel during the Performance Termination Period is less than the Revenue Index Threshold for such Performance Termination Period.

Owner shall exercise such option to terminate by serving written notice thereof on Manager no later than sixty (60) days after Owner’s receipt of the last Accounting Period Statement for Performance Termination Period, and this Agreement shall terminate as of the end of the second (2nd) full Accounting Period following the date on which Manager receives the above-described notice from Owner. Notwithstanding anything contained herein to the contrary, Manager at its option may elect to void such Termination by so notifying Owner within such sixty (60) day period; provided, however, that the amount that was necessary to have achieved the Performance Termination Threshold or Revenue Index Threshold, as applicable (the “Deficit Amount”) shall be made up to Owner by either (i) Manager’s paying the Deficit Amount to Owner within ten (10) days after such 60-day period (the “Cure Payment”) or (ii) offsetting the Deficit Amount against the Base Management Fees, the Incentive Management Fees and/or other amounts or reimbursements payable to Manager under this Agreement, as Owner may direct.

B. Owner’s failure to exercise its right to terminate this Agreement pursuant to this Section 2.02 shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to any subsequent event or circumstance that could give Owner the right to terminate hereunder.

ARTICLE III

COMPENSATION OF MANAGER

3.01. Management Fees.

In consideration of services to be performed during the Term, Manager shall be paid the sum of the following as its management fees:

A. the Base Management Fee, which shall be retained by Manager from Gross Revenues except as otherwise provided in this Agreement; plus

B. the Incentive Management Fee but only to the extent of available Operating Profit after payment of Owner’s Priority as provided in Section 3.02 below.

3.02. Operating Profit.

A. Operating Profit, to the extent available, shall be distributed to Owner and to Manager in the following order of priority, except as otherwise provided in this Agreement:

1. An amount up to the maximum amount of Owner’s Priority shall be paid to Owner;

2. The Incentive Management Fee shall be paid to Manager; and

3. Any remaining balance of Operating Profit shall be paid to Owner.

Owner’s Priority shall not be cumulative from one Fiscal Year to the next, and to the extent the maximum amount of Owner’s Priority is unpaid in any Fiscal Year, such unpaid amount shall not accrue and shall not be payable in any subsequent Fiscal Year. Notwithstanding anything in this Agreement to the contrary, Manager acknowledges and agrees that Incentive Management Fees are only payable (i) annually within thirty (30) days after Owner’s receipt and acceptance of the Annual Operating Statement, (ii) to the extent of available Operating Profit after payment in full of Owner’s Priority and (iii) in no event shall Incentive Management Fees accrue or be deemed to accrue.

B. To the extent of available Operating Profit with respect to each Accounting Period, Manager shall distribute a prorated portion of the Owner’s Priority to Owner for each such Accounting Period in accordance with Section 4.01. Any Incentive Management Fee payable to Manager will be payable within thirty (30) days after Owner’s receipt and acceptance of the Annual Operating Statement.

3.03 Reimbursables.

Although Manager shall not be required to advance its own funds for any purpose under this Agreement, Manager shall, nonetheless, be reimbursed from Gross Revenues or by Owner for all reasonable amounts advanced by Manager, its employees, or agents, including, but not limited to, costs paid to third parties for property specific data processing, third party payroll processing, costs incurred in complying with the requirements of Section 4.08 hereof, travel and out-of-pocket expenses, such as postage, facsimile, express courier, and long distance telephone expenses incurred in the performance of Manager’s duties and obligations hereunder. Such expenses shall be set forth in the Annual Operating Projection. The provisions of this Section 3.03 shall survive Termination.

3.04. Termination Fee.

A. If this Agreement is terminated by Owner for any reason prior to the expiration of the Term (including, but not limited to, a termination by Owner incident to a Sale of the Hotel as provided in Section 9.02 below), other than (i) a performance termination as provided for in Section 2.02 above or (ii) in the case of an Event of Default by Manager or (iii) a termination due to an Operating Loss or (iv) termination as provided in Section 4.08 or (v) a termination permitted under Article VII, Owner agrees to pay Manager a “Termination Fee,” as liquidated damages, and not as a penalty, equal to the sum obtained by multiplying: (1) one-twelfth (1/12) of the annual Base Management Fee in the amount called for in the current Annual Operating Projection (but in no event less than the Base Management Fee for the preceding full Fiscal Year) times (2) the number of months remaining in the Term. Nothing in this paragraph is intended to imply that Owner has any right to terminate this Agreement except as is expressly set forth elsewhere herein.

B. The parties recognize that if this Agreement is terminated under circumstances that would entitle Manager to a Termination Fee in accordance with (A) above, Manager would suffer an economic loss by virtue of the loss of management fees that would otherwise have been earned under this Agreement. Because such fees vary in amount depending upon the Gross Revenues of the Hotel and, accordingly, would be extremely difficult and/or impractical to ascertain with certainty, the parties agree that the Termination Fee constitutes a reasonable estimate of such economic loss and is appropriately delineated as liquidated damages and not as a penalty.

C. Notwithstanding the foregoing, if in the event of a termination for which a Termination Fee would otherwise be due, Owner may, in its sole and absolute discretion, avoid payment of such Termination Fee by, within sixty (60) days of such termination, by naming Manager as manager for another hotel not already managed by Manager, provided that such substitute hotel is reasonably comparable to the Hotel in size, number of rooms, quality of franchise, strength of geographic market, and gross revenue. If Manager is so appointed as manager of a substitute hotel, such management shall be pursuant to the terms and conditions of this Agreement.

D. The provisions of this Section 3.04 shall survive Termination.

ARTICLE IV

ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS

4.01. Accounting, Distributions and Annual Reconciliation.

A. Within fifteen (15) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner, prepared in accordance with the Uniform System of Accounts, showing Gross Revenues, Deductions, Operating Profit and applications and distributions thereof for the preceding Accounting Period and any other information reasonably requested by Owner. Manager shall transfer to Owner, with each Accounting Period Statement, any interim amounts due Owner, subject to Working Capital needs mutually agreed upon by Owner and Manager, and shall retain any interim amounts payable to Manager pursuant to the terms of this Agreement.

B. Calculations and payments of the Incentive Management Fee and the Base Management Fee made with respect to each Accounting Period shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next. Within each SEC Filing Period, Manager shall deliver to Owner (1) a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotel for the immediately preceding Fiscal Year and a certificate of Manager’s chief accounting officer (or comparable employee) certifying that, to the best of his or her knowledge, such Annual Operating Statement is true and correct and (2) a statement (the “Quarterly Operating Statement”) in reasonable detail summarizing the operations of the Hotel for the immediately preceding calendar quarter and a certificate of Manager’s chief accounting officer (or comparable employee) certifying that, to the best of his or her knowledge, such Quarterly Operating Statement is true and correct. The parties shall, within five (5) Business Days after Owner’s receipt of such Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.

C. To the extent there is an Operating Loss for any Accounting Period, unless such loss was due to a force majeure event, no Base Management Fee or Incentive Management Fee shall be paid to or retained from Gross Revenues by Manager. Any Base Management Fee that would have been payable to Manager had there been an Operating Profit for such Accounting Period shall not accrue and shall not be payable to Manager. In no event shall Incentive Management Fees accrue, nor shall any Incentive Management Fee be payable to Manager in respect of any Accounting Period (i) as to which there is an Operating Loss or (ii) as to which accrued Base Management Fees are payable to Manager.

To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss (other than the amount of any Base Management Fee) shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner. If Owner does not fund such Operating Loss within the thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount to cover such Operating Loss from future distributions of funds otherwise due to Owner. In the event an Operating Loss occurs in respect of a Fiscal Year, either Owner or Manager may elect to terminate this Agreement. In no event shall Manager be obligated to invest its own funds to cover any Operating Loss.

4.02. Books and Records.

Books of control and account pertaining to operations at the Hotel shall be kept on the accrual basis and in all material respects in accordance with GAAP. Owner may at reasonable intervals and upon giving reasonable advance notice examine such records during Manager’s normal business hours. If Owner desires to audit, examine or review the Annual Operating Statement, Owner shall notify Manager in writing within sixty (60) days after receipt of such Annual Operating Statement of its intention to audit and begin such audit no sooner than ten (10) days after Manager’s receipt of such notice. Owner shall use reasonable efforts to complete such audit within one hundred twenty (120) days after commencement thereof. If Owner does not make such an audit, then such Annual Operating Statement shall be deemed to be conclusively accepted by Owner as being correct, except in the event of manifest error or fraud, misrepresentation, misconduct or negligence by Manager or its agents, employees, representatives or contractors or other third parties. If any audit by an independent certified professional accountant retained by Owner discloses an understatement of any amounts due Owner, Manager shall promptly pay Owner such amounts found to be due, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. If any audit discloses that Manager has not received any amounts due it, Owner shall pay Manager such amounts. The cost of the audit shall be paid by Owner and be a Deduction; provided, however, Manager shall pay for such cost if such audit discloses an underpayment to Owner for the Fiscal Year so audited of five percent (5%) or more of the amount that should have been paid to Owner for such Fiscal Year. In addition, if the Franchise Agreement requires Owner to pay interest and/or the cost of an audit to the franchisor on account of an understatement in reports provided by Manager, Manager shall pay such interest and costs in accordance with the Franchise Agreement without (either directly or indirectly) passing such charges on to Owner.

4.03. Accounts, Expenditures.

A. All funds derived from operation of the Hotel shall be deposited by Manager in Owner’s bank accounts (the “Operating Accounts”) established by Manager in a bank or banks designated by Manager with the concurrence of Owner. Withdrawals by Manager from said Operating Accounts shall be made solely by the General Manager or the Assistant General Manager of the Hotel, a senior officer of Manager or such other representatives of Manager whose signatures have been authorized by Manager with the concurrence of Owner. Reasonable petty cash funds shall be maintained at the Hotel.

B. Except as otherwise provided in this Agreement, all payments made by Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from the Reserve (in accordance with Section 5.02). Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel unless resulting from acts or omissions of Manager that are in violation of or inconsistent with this Agreement or from Manager’s negligence or misconduct (each, “Manager’s Liability” and, collectively, “Manager’s Liabilities”).

C. Debts and liabilities (other than Manager’s Liabilities) incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues, and Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability, and damage (including, without limitation, reasonable attorneys’ fees and expenses) arising from Owner’s failure to pay or perform such debts and liabilities. Manager shall pay, indemnify, defend and hold Owner harmless from and against all Manager’s Liabilities and all loss, costs, liability and damage (including, without limitation, reasonable attorneys’ fees and expenses) arising from Manager’s failure to pay or perform Manager’s Liabilities. The provisions of this Section 4.03.C shall survive Termination.

4.04. Annual Operating Projection.

Manager shall deliver to Owner for its review, at least forty-five (45) days prior to the beginning of each Fiscal Year after the first Fiscal Year following the Effective Date, a preliminary draft of the business plan (including a proposed budget) and a projection of the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Hotel (the “Annual Operating Projection”) for approval by Owner. Manager will consider in good faith suggestions made by Owner with respect to the Annual Operating Projection and make modifications thereto that are agreed upon by Owner and Manager. In the case of the Fiscal Year beginning on the Effective Date, Manager and Owner have already agreed upon the Annual Operating Projection for such Fiscal Year. Upon approval of the Annual Operating Projection by Owner and Manager, Manager in good faith shall use best efforts to adhere to such Annual Operating Projection. In the event Owner and Manager are unable to agree upon the Annual Operating Projection by the commencement of the Fiscal Year to which it relates, the Manager shall be entitled to operate the Hotel in accordance with this Agreement with the maximum approved amount of expenditures to be equal to (i) the aggregate of all items in the proposed budget which are not disputed by Owner, plus (ii) the sum of the actual expenditures for the items in dispute in the previous Fiscal Year increased by the increase (if any) in the CPI on January 1 of the year in question over the CPI on January 1 of the previous year.

4.05. Working Capital.

Owner, as of the Effective Date, shall establish a level of Working Capital funds, which shall be held in the Operating Accounts, that is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and changes in circumstances after the Effective Date. Manager may from time to time during the Term request that Owner advance any additional funds necessary to maintain Working Capital at levels reasonably determined by Manager (with the concurrence of Owner) to be necessary to satisfy the needs of the Hotel. In the event Owner and Manager are unable to agree upon the need for and/or amount of additional Working Capital within thirty (30) days after Owner’s receipt of such written notice from Manager, Manager may increase the amount based on the CPI formula in Paragraph 4.04 above. If Owner and Manager agree upon the need for and amount of additional Working Capital and thereafter Owner does not so fund additional Working Capital within ten (10) Business Days after Owner’s receipt of a written request from Manager to fund such additional Working Capital, Manager shall have the right to withdraw an amount equal to the funds requested by Manager for additional Working Capital from future distribution of funds otherwise due to Owner. All funds so advanced for Working Capital shall be utilized by Manager for the purposes of this Agreement. Upon Termination, Manager shall immediately return the outstanding balance of the Working Capital to Owner.

4.06. Fixed Asset Supplies.

The parties further recognize that, as of the Effective Date, the level of funds for Fixed Asset Supplies is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and changes in circumstances after the Effective Date. Any additional funds which are necessary to maintain Fixed Asset Supplies at levels determined by Manager (with the concurrence of Owner) to be necessary to satisfy the needs of the Hotel, shall be paid from Gross Revenues as Deductions. Fixed Asset Supplies shall remain the property of Owner throughout the term of this Agreement and upon Termination.

4.07. Real Estate and Personal Property Taxes.

A. Except as specifically set forth in Section 4.07.B below, all real estate and personal property taxes, levies, assessments (including special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities that are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings)), “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of zoning variances or building permits, and similar charges on or relating to the

Hotel (collectively, “Impositions”) during the Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Hotel or upon this Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within five (5) days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Hotel. Either Landlord or Owner may, and at Owner’s request Manager shall, initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities. Notwithstanding anything contained herein to the contrary, at Owner’s option (i) Manager shall establish an escrow account in the name of Owner in a bank or banks designated by Manager with the concurrence of Owner and shall deposit monthly into such account from Gross Revenues an amount that Manager reasonably estimates shall be sufficient to pay the Impositions, in which case Manager shall pay the Impositions from funds in the escrow account as and when the Impositions become due (and Owner shall promptly deposit into the escrow account any deficiency if the estimated monthly payments are not sufficient to pay all of the Impositions) or (ii) the amounts that would otherwise be deposited into such escrow account shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. If Owner elects to retain such amounts pursuant to clause (ii) above, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same as and when the Impositions become due, but such accrued and unfunded amounts shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee. In addition, if any Mortgagee requires the establishment of an escrow account with respect to the Impositions, Manager shall comply with such requirements.

B. The word “Impositions” as used in this Agreement shall not include any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax or other assessment or payment in lieu thereof imposed on Owner or Manager, or any income tax imposed on any income of Owner or Manager (including distributions to Owner or Manager pursuant to Article III hereof), all of which shall be paid solely by Owner or Manager, as applicable, not from Gross Revenues nor from the Reserve.

4.08. Sarbanes-Oxley Certification.

A. Owner may, in connection with its or any of its Affiliate’s annual or quarterly Securities and Exchange Commission reporting requirements (and in any event no more than four (4) times in any Fiscal Year), request that Manager deliver to Owner or its Affiliate a certificate from an accounting officer (or equivalent employee) of Manager, in a form approved by Manager’s accounting firm, certifying that, to his or her knowledge, the information contained in the Accounting Period Statements for the Accounting Periods contained within the applicable Fiscal Year or quarter are true and correct in all material respects, subject to final adjustment based on the annual review conducted by Manager in preparing the Annual Operating Statement. Owner shall submit such request in writing, along with the date by which such certificate is to be delivered, not less than five (5) business days prior to the requested delivery date, and Manager shall deliver the certificate by the requested date or, if later, within five (5) business days after Manager’s receipt of Owner’s request.

B. In connection with Owner’s or its Affiliates’ certifications under Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002, Owner or such Affiliate shall have the right, at its option:

1. Either (i) to require Manager to document its processes and related internal controls for Owner or such Affiliate to use in its required documentation under Section 404 or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to document Manager’s processes and related internal controls; and

2. Either (i) to require testing by Manager of the controls identified in clause 1 above or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to permit Owner or such Affiliate to test the controls identified in clause 1 above.

Manager shall provide Owner’s or such Affiliates’ independent auditors access to Manager’s books and records relating to the Hotel (including, without limitation, access to Manager’s premises) to conduct their audit of the testing performed pursuant to this Section 4.08. If Owner or such Affiliate determine such controls have weaknesses which should be mentioned in Owner’s or such Affiliates’ report on internal controls under Section 404 or other certifications under the Sarbanes-Oxley Act of 2002, Manager shall use reasonable best efforts to remedy and/or correct identified weaknesses within thirty (30) days after notice; provided, however, that in the event that Manager does not so remedy and/or correct such weaknesses within the applicable thirty (30) day cure period, Owner shall be entitled to terminate this Agreement upon thirty (30) days prior notice to Manager. Manager shall be responsible for any costs of Owner or its auditors associated with correcting or retesting any such weaknesses.

ARTICLE V

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01. Repairs and Maintenance to be Paid from Gross Revenues.

Subject to the availability of adequate funds, Manager shall maintain the Hotel in good repair and condition, comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes and as required pursuant to the terms of the Franchise Agreement or by Owner. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the Reserve) and shall be treated as a Deduction.

5.02. Repairs, Maintenance and Equipment Replacements to be Paid from Reserve.

A. At Owner’s option and request, a reserve account in the name of Owner (the “Reserve”) shall be established by Manager, in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

1. Replacements, renewals and additions to the FF&E at the Hotel; and

2. Capital Expenditures.

B. During the Term, Manager shall transfer into the Reserve the amount(s) specified in Schedule 1. Transfers into the Reserve shall be made at the time of each interim accounting described in Section 4.01 hereof. All amounts transferred to the Reserve shall be deducted from Gross Revenues in determining Operating Profit and shall be deposited in the special Reserve account described in Section 5.02.A.

C. Subject to the availability of adequate funds, Manager at Owner’s expense shall from time to time make such (1) replacements and renewals to the FF&E of the Hotel, and (2) Routine Capital Expenditures, as may be agreed upon by Owner and Manager and as may be required by the Franchise Agreement. At the end of each Fiscal Year, any amounts remaining in the Reserve shall be carried forward to the next Fiscal Year. The Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Reserve. Interest which accrues on amounts held in the Reserve, shall not (a) result in any reduction in the required contributions to the Reserve set forth in Section 5.02.B above, nor (b) be included in Gross Revenues.

D. All repairs, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the Reserve, shall be the property of Owner, subject to Manager’s rights to apply such funds as otherwise provided in this Agreement. In addition and notwithstanding anything contained herein to the contrary, no funds shall be expended for replacements, renewals and additions to the FF&E, for Routine Capital Expenditures or for any other capital expenditures unless each such expenditure is included in the Annual Operating Projection approved by Owner. In the event that Owner requests that Manager perform capital improvements that are not included in the Annual Operating Projection, Manager will perform such improvements provided that Owner and Manager have theretofore agreed upon a mutually satisfactory funding mechanism to pay for the cost of such improvements. Notwithstanding the foregoing, in case of threatened damage or destruction to the Hotel or persons or property thereon due to force majeure or other comparable emergency, Manager may at Owner’s expense make such repairs, replacements or improvements to the Hotel as Manager reasonably deems necessary to avoid and/or minimize any such injury, damage or destruction.

E. Notwithstanding anything contained herein to the contrary, at Owner’s option the amounts that would otherwise be deposited into the Reserve pursuant to this Section 5.02 shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. In such case, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same only when required under this Agreement to cover the appropriate costs actually incurred. However, such accrued and unfunded reserves shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee.

F. Unless otherwise expressly covered by this Article V (including without limitation in case of emergency as provided in Section 5.02.D.), Manager shall not make any capital expenditure or improvement without first obtaining Owner’s prior written consent and approval.

ARTICLE VI

INSURANCE

6.01. Property Insurance.

A. Subject to Owner’s prior approval, which shall not be unreasonably withheld or delayed, and the provisions of Section 6.05, Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues in determining Operating Profit, the following insurance and/or such other insurance as may be required by the Franchise Agreement or approved or required by Owner:

1. Insurance on the Hotel (including contents) against loss or damage by all perils included in “all risk” (as such term is commonly used in the insurance industry) coverage, in an amount not less than one hundred percent (100%) of the replacement cost thereof, except that if such 100% replacement cost coverage is not available on reasonable rates and terms, then such insurance shall be in an amount not less than ninety percent (90%) of the replacement cost thereof (less excavation and foundation costs), of the Hotel;

2. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel;

3. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 6.0l.A.1 and 2, for a period of not less than one (1) year after the occurrence, of a type and in amounts and with such deductible limits as are agreed upon by Owner and Manager.

4. If the Hotel is in an earthquake-prone area, earthquake insurance as is customary in accordance with local practice.

B. All policies of insurance required under Section 6.01.A. 1, 2, 3, and 4 shall insure Owner, Landlord, Manager, and any Mortgagee as named insureds, and any losses thereunder shall be payable to the parties as and to the extent their respective interests, if any, may appear.

6.02. Operational Insurance.

Subject to Owner’s prior approval, which shall not be unreasonably withheld or delayed, and the provisions of Section 6.05, Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues in determining Operating Profit, with insurance companies approved by Owner the following insurance and/or such other insurance as may be required by the Franchise Agreement or approved or required by Owner:

A. Workers compensation insurance as may be required under applicable laws covering all of the employees at the Hotel, with such deductible limits or self-insured retentions as are agreed upon by Owner and Manager;

B. Fidelity bonds or crime insurance with respect to Hotel employees and other employees of Manager handling funds of the Hotel, in an amount approved by Owner;

C. Comprehensive general public liability insurance against claims for all injury, death or property damage occurring on, in, or about the Hotel, and automobile insurance on vehicles owned or leased by owner and operated in conjunction with the Hotel, with a combined single limit of not less than Twenty Million Dollars ($20,000,000) for each occurrence for personal injury, death and property damage, with such deductible limits as are agreed upon by Owner and Manager;

D. Employment practices liability insurance covering employment-related claims and the legal defense of such claims in amounts as Manager in its reasonable judgment deems advisable (with the concurrence of Owner, which shall not be unreasonably withheld or delayed);

E. Such other insurance, including excess/umbrella coverage, in amounts as Manager in its reasonable judgment deems advisable (with the concurrence of Owner, which shall not be unreasonable withheld or delayed) for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel or as reasonably required by a Mortgagee.

Owner, Manager and Landlord shall be the named insureds with respect to the insurance described in Section 6.02.C and, to the extent applicable, Section 6.02.E. Manager shall be the named insured and Owner and Landlord shall be additional insureds on the policies described in Section 6.02.A, 6.02.B. and 6.02.D.

6.03. Coverage.

All insurance described in Sections 6.01 and 6.02 may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies fulfill the requirements specified herein. Deductible limits shall be as agreed upon by Owner and Manager. No coverage required hereunder shall be self-insured by Manager or Owner without prior written approval of Manager and Owner. Owner shall have the right to approve the insurance policies to be obtained by Manager pursuant hereto and the insurance companies issuing such policies.

6.04. Costs and Expenses.

Insurance premiums and any costs or expenses with respect to the insurance described in this Article VI shall be Deductions in determining Operating Profit. Premiums on policies for more than one year shall be charged pro rata against Gross Revenues over the period of the policies. Any reserves, losses, costs, damages or expenses which are uninsured, or fall within deductible limits, shall be treated as a cost of insurance and shall be Deductions in determining Operating Profit.

6.05. Owner’s Right to Provide Insurance. Notwithstanding anything contained in this Agreement to the contrary, Owner and/or its Affiliates (including, without limitation, Landlord) shall have the right to procure and maintain any or all of the property and operational insurance for the Hotel otherwise required to be maintained by Manager under this Article VI and in lieu of Manager’s procuring the same, provided that (i) Owner shall give Manager not less than thirty (30) days notice of Owner’s intent to provide such insurance and shall provide to Manager upon request certificates of insurance, naming Manager as an additional insured, evidencing the same (ii) Owner’s insurance provides reasonably equivalent coverage to Manager’s policies and (iii) such insurance procured by Owner shall not become effective until the end of the then-current term of the applicable policy or policies maintained by Manager. In such case, all of the terms and conditions of this Article VI, to the extent applicable, shall govern the insurance procured by Owner under this Section 6.05. Without limiting the generality of the foregoing, all insurance premiums and any costs or expenses with respect to such insurance shall be Deductions in determining Operating Profit.

6.06 Waiver of Subrogation. All policies of insurance carried by any party pursuant to this Agreement shall expressly waive any right on the part of the insurer against any other party to this Agreement, which right, is hereby expressly waived to the extent that such waiver is not prohibited by or violative of any such policy or does not otherwise cause a loss or reduction of coverage. The parties to this Agreement agree that their policies will include such waiver clause or endorsement so long as the same shall be obtainable without unreasonable extra cost.

ARTICLE VII

DAMAGE AND REPAIR

7.01. Damage and Repair.

A. If, during the Term, the Hotel is damaged or destroyed by fire, casualty or other cause, Owner and/or Landlord may elect, in its sole and absolute discretion, to repair or replace the damaged or destroyed portion of the Hotel with such modifications as Owner may deem appropriate or as may be required by law, and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Hotel. All proceeds from the insurance described in this Agreement shall be paid to Owner and/or Landlord, as the case may be. If Owner elects not to repair or replace said damaged portion of the Hotel, Owner shall so notify Manager by written notice as soon as reasonable practicable and no later than ninety (90) days after the date of the casualty.

B. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner notifies Manager that Owner will not repair or replace such damage, either party may terminate this Agreement by at least sixty (60) days prior written notice to the other party.

7.02. Condemnation.

A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose or in the event a portion of the Hotel shall be so taken, but the result is that either Owner or Manager reasonably determines that it is not feasible to continue to operate the Hotel in accordance with the standards required by this Agreement, Owner or Manager may terminate this Agreement as of the effective date of such taking. All awards and proceeds of any such taking or proceeding shall belong to Owner and/or Landlord, as the case may be.

B. In the event this Agreement is not terminated pursuant to Section 7.02.A, such portion of the Hotel that is not so taken shall be repaired or replaced, with such modifications as Owner may deem appropriate or as may be required by law, and this Agreement shall continue except as may be otherwise agreed by the parties. All awards for any such partial taking or condemnation shall belong to Owner and/or Landlord, as the case may be. Manager shall have the right to discontinue temporarily operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

7.03. Business Interruption.

In the event that the operations of the Hotel are interrupted by the causes described in Sections 7.01 and 7.02 above, Manager shall nonetheless be entitled to be paid a Base Management Fee during the period of interruption equal to one-twelfth (1/12) of the annual Base Management Fee in the amount called for in the current Annual Operating Projection (but in no event less than the Base Management Fee for the preceding full Fiscal Year). The Base Management Fee shall be prorated for any partial period of interruption.

7.04. Subordination to Mortgage.

Manager shall provide to any Mortgagee an instrument (the “Subordination Agreement”), reasonably satisfactory in all respects to Owner and such Mortgagee, which shall be recordable in the jurisdiction where the Hotel is located, pursuant to which:

1. This Agreement and any extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in and to the Hotel, shall be subject and subordinate to such Mortgagee’s Mortgage, with notice and opportunity to cure rights and post-default cure rights in favor of Mortgagee;

2. Manager shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner; and

3. In the event that there is a Foreclosure of such Mortgage in connection with which title or possession of the Hotel is transferred to the Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), this Agreement may be terminated at the election of such Subsequent Owner as of the date of such Foreclosure or upon thirty (30) days notice.

7.05. Liens; Credit.

Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel and shall cooperate fully in obtaining the release of any such liens. If the lien was not occasioned by the fault of either party, the cost of releasing any lien shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall either party borrow money in the name of or pledge the credit of the other.

ARTICLE VIII

DEFAULTS

8.01. Events of Default.

Each of the following shall, to the extent permitted by applicable law, constitute an “Event of Default” under this Agreement.

A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due.

B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party.

C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

D. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement and the failure to cure such default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure, provided that only a two (2) business day notice or cure period shall be required in the case of payments by Manager of Owner’s Priority or other distributions of Operating Profit payable to Owner.

E. Manager, any of its Affiliates or any employee at the Hotel is or becomes a Specially Designated National or Blocked Person, unless, in the case of an employee, Manager terminates any such employee promptly after becoming aware of the same.

F. In carrying out its duties hereunder, Manager or an officer, director, employee, or agent of Manager or its Affiliates commits any act involving fraud, moral turpitude or willful misconduct relating to the business or affairs of the Hotel, or commits an act which constitutes a felony.

G. Any representation or warranty by Manager or any of its Affiliates in this Agreement or in any certificate or document or financial or other statement furnished or delivered to Owner or any of its Affiliates at any time under or in connection with this Agreement shall have been false or intentionally misleading in any material respect on or as of the date made or deemed made.

H. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement that continues for a period of thirty (30) days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure, or, if the default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion. , provided that (i) in the case of any default by Manager such default is cured not later than ninety (90) days after Manager’s receipt of such written notice and (ii) only a two (2) business day notice or cure period shall be required in the case of Manager’s failure to maintain the insurance required by Article VI.

8.02. Remedies.

Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (1) to terminate this Agreement by written notice to the defaulting party, which termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least thirty (30) days after the date of said notice in the case of an Event of Default by Owner; (2) to institute forthwith any and all proceedings permitted by law or equity including, without limitation (but subject to the provisions of Section 10.24 hereof), actions for specific performance and/or damages; and/or (3) to avail itself of the remedies described in Section 8.03.

8.03. Additional Remedies.

A. Upon the occurrence of a Default by either party under the provisions of Section 8.0l.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Default occurred.

B. The remedies granted under Section 8.02 and Section 8.03 shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity (except as specifically limited by this Agreement) and shall survive Termination.

ARTICLE IX

ASSIGNMENT AND SALE

9.01. Assignment.

A. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner and any franchisor under the Franchise Agreement. Any assignee consented to by Owner and by such franchisor shall agree in writing to be bound by and comply with the terms of this Agreement (such written agreement to be acceptable in form and substance to Owner and such franchisor). For purposes of the foregoing, a transfer of Manager’s interest in this Agreement shall include (i) an assignment or pledge of this Agreement as security for an obligation, (ii) a transfer of any controlling ownership or beneficial interest, direct or indirect, in Manager, including any such transfer by operation of law except to an Affiliate and (iii) a transfer of Manager’s interest in this Agreement by operation of law, including by merger or consolidation (other than such a transfer to an Affiliate approved by Owner, which approval shall not be unreasonably withheld).

B. Owner shall have the right to assign or transfer its interest in this Agreement without the prior written consent of the Manager (1) as security for a Mortgage of the Hotel in accordance with this Agreement, (2) in connection with a sale, assignment, transfer or other disposition of the Hotel by Owner or Landlord, subject to Section 9.02, and (3) in connection with a merger or consolidation or reorganization of, or a sale of all or substantially all of the assets of, Apple REIT Eight, Inc., or any Affiliate thereof.

C. In the event Owner and the franchisor under the Franchise Agreement consent to an assignment of this Agreement by Manager, no further assignment or transfer shall be made without the express consent in writing of such parties. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement.

D. Notwithstanding anything contained herein to the contrary, Manager shall not assign its interest in this Agreement to a Specially Designated National or Blocked Person.

9.02. Sale of the Hotel.

Owner or Landlord may, in its or their sole and absolute discretion, enter into any Sale of the Hotel to any Person and, in connection with any such Sale of the Hotel, may assign this Agreement as provided in Section 9.01. However, if Owner or Landlord enters into a Sale of the Hotel, either Owner or Manager may, at its option, terminate this Agreement upon thirty (30) days notice to the other party upon completion of the Sale of the Hotel. Upon any such sale or assignment, Owner shall be released of all liabilities and obligations arising under and with respect to this Agreement on and after the date of such Sale of the Hotel; provided, however, that Owner shall continue to be liable for all obligations and amounts due which arise or accrue during the Term of this Agreement before the date of such Sale of the Hotel, including, but not limited to, the obligation to pay a Termination Fee as provided in Section 3.04 above but such Termination Fee shall only be payable if Owner (not Manager) terminates this Agreement upon Sale of the Hotel. Upon the termination of this Agreement pursuant to this Section 9.02,

Manager shall be released of all liabilities and obligations arising under and with respect to this Agreement on and after the date of such termination; provided, however, that Manager shall continue to be liable for all obligations and amounts due which arise or accrue during the Term of this Agreement before the date of such termination.

ARTICLE X

MISCELLANEOUS

10.01. Right to Make Agreement.

Each party warrants, with respect to itself, that neither the execution of this Agreement nor the performance of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or, require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

10.02. Consents and Cooperation.

Wherever in this Agreement the consent or approval of Owner or Manager is required, except as otherwise provided in this Agreement or agreed by the parties, such consent or approval shall not be withheld, delayed or conditioned , shall be in writing and shall be executed by a duly authorized officer or agent of such party. Owner agrees to cooperate with Manager by executing such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith and at arm’s length by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, should be made in the name of the Owner, provided that all such agreements shall be subject to Owner’s prior approval.

10.03. Relationship.

The relationship of Owner and Manager shall be that of independent contractors, and neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager an agent of or partner or joint venturer with Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager. Any contract or agreement that Manager enters into with an Affiliate of Manager or with a third party to provide goods or services to the Hotel shall be entered into in the name of Manager or Owner, provided that no such contract or agreement shall be entered into in the name of Owner without Owner’s prior written consent and approval of each such agreement and contract, and Owner shall have no liability with respect to any contract or agreement entered into in the name of Manager other than to pay any sums due thereunder which are Deductions or which Owner otherwise agrees to pay. Notwithstanding anything contained herein to the contrary, Manager shall defend, indemnify and hold Owner harmless from and against any claims by the third party vendor or supplier under any contract entered into by Manager (a) in the name of Owner without Owner’s prior written consent and approval or (b) in the name of Manager without Owner’s prior written consent and/or approval if such consent and/or approval is required by the terms of this Agreement.

10.04. Applicable Law; Jurisdiction.

This Agreement shall be construed under and shall be governed by the laws of the state in which the Hotel is located, without regard to that state’s conflict of laws provisions. Each of Owner and Manager hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and (to the extent permitted by law) Federal courts of such state, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Owner or Manager may otherwise have to bring any action or proceeding relating to this Agreement against the other party in the courts of any other jurisdiction. Each of Owner and Manager hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.05. Recordation.

The terms and provisions of this Agreement shall not run with the parcel of land designated as the Site, and neither this Agreement nor any memorandum or short form hereof shall be recorded or registered without the prior written consent of Owner.

10.06. Headings.

Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

10.07. Notices.

Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail (with a copy by first class mail) or Express Mail service, in each case postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Owner:	Apple Eight Hospitality Management, Inc.
c/o Apple REIT Companies
814 E. Main Street
Richmond, Virginia 23219
Attn: Krissy Gathright
Phone: (804) 727-6323
Fax: (804) 727-6353

To Manager:	c/o Newport Hospitality Group, Inc.
4290 New Town Avenue
Williamsburg, Virginia 23188
Attn: Michael L. Pleninger
Fax No.: (757) 221-0400

and
c/o Newport Hospitality Group, Inc.
116 Park Lane
Concord, Massachusetts 01742
Attn: Andrew T. Carey
Fax No.: (978) 318-0332

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service on the business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

10.08. Environmental Matters.

A. Manager shall operate the Hotel in compliance with all applicable Environmental Laws. Manager shall (i) not use, generate or store any Hazardous Materials in or on the Hotel except as necessary for the operation and maintenance of the Hotel and in compliance with the Environmental Laws, (ii) not allow, permit or cause the release or threat of release of any Hazardous Materials in, on, under or from the Hotel, except for the ordinary use of cleaning and maintenance supplies in compliance with applicable Environmental Laws, (iii) not allow the accumulation of tires, spent batteries, construction and demolition debris or any other solid waste, except for solid waste generated from the operation of the Hotel and stored in containers for normal scheduled pickup and disposal off site in compliance with applicable Environmental Laws and (iv) use best efforts to operate and maintain the Hotel in a manner to prevent mold, fungal or other microbial growth or conditions that are favorable for such growth, including, without limitation, the proper operation and maintenance of heating, ventilation and air conditioning systems and removal of any mold, fungal or microbial growth.

B. In the event of the discovery of a release or threat of release of Hazardous Materials in, on, under or from any portion of the Hotel during the Term, Manager shall promptly notify Owner and shall take all appropriate actions with regard to such Hazardous Materials as required of an owner or operator under applicable Environmental Laws. Manager shall keep Owner apprised of the status of addressing the release or threat of release of Hazardous Materials, and Owner shall have the right at any time to assume control of the matter from Manager.

C. Notwithstanding the foregoing paragraphs, the parties agree that Manager is not and shall not be the insurer for the Hotel as to environmental matters and, to that end, Manager shall only be responsible for environmental remediation necessitated as a result of Manager’s negligence or acts or omissions (as opposed to Owner’s or a third-party’s negligence, acts or omissions).

“Environmental Laws” shall mean all federal, state and local environmental, health and safety laws, rules, regulations, ordinances, permits, orders, common law or requirements of any governmental authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et. seq., as amended; Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et. seq., as amended; Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq., as amended; Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et. seq., as amended; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et. seq.

“Hazardous Materials” shall mean any hazardous substances, hazardous wastes, toxic substances, hazardous materials, petroleum or petroleum products, pollutants or contaminants (as those terms are defined under Environmental Laws), including, without limitation, polychlorinated biphenyls, lead or lead-based paint, asbestos or mold in such concentrations or amounts as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

10.09. Confidentiality; Projections.

A. Owner and Manager agree that the terms of this Agreement (but not its existence) are strictly confidential and will use their reasonable efforts to ensure that the terms of this Agreement are not disclosed to any outside person or entities without the prior written consent of the other party, except (1) as Owner or Manager may determine is required by any law, rule, regulation or judicial process, or by any regulatory or supervisory authority having jurisdiction over the parties or any of their Affiliates or (2) to the extent reasonably necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a financing of the Hotel, Owner, or any Affiliate thereof, (iii) in connection with a Sale of the Hotel or other sale of Owner, or any Affiliate thereof or its or their corporate assets, (iv) subject to the provisions of Section 4.02, in connection with an audit or other investigation conducted pursuant to this Agreement or (v) in connection with either party’s enforcement of its rights and remedies under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, the terms of this Agreement shall not be deemed confidential to the extent: (a) such information becomes generally available to the public other than as a result of unauthorized disclosure by the recipient or persons to whom such recipient has made the information available; or (b) the party seeking to disclose such confidential information can demonstrate to the reasonable satisfaction of the other party that the information sought to be disclosed is customarily disclosed by at least 80% of all Persons directly or indirectly owning hotels in the United States.

B. Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been (prior to execution of this Agreement) or will (during the Term) be provided by Manager (or any Affiliate of either) to Owner is for information purposes only, and that Manager, and any such Affiliate do not guarantee that the Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Owner further acknowledges that any such projections, pro formas, or other similar information are based on assumptions and estimates, unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information, and the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.

10.10. Indemnification.

A. Manager hereby agrees to indemnify, defend and hold harmless Owner, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from (i) Manager’s or any of its Affiliate’s failure to comply with its obligations under this Agreement and, to the extent provided herein, the obligations of the franchisee under the Franchise Agreement, (ii) any negligent act or omission, theft, fraud or willful misconduct of Manager or its Affiliates and their respective employees or agents and (iii) any claim asserted by any employee or agent of Manager or its Affiliates, including any claim for employment discrimination, wrongful termination, violations of law and other claims asserted by such employees, except, as to any of the items listed in clauses (i) – (iii) above, to the extent of any costs properly payable from Gross Revenues as Deductions, to the extent of any costs or claims covered by insurance and to the extent that the loss or liability giving rise to such claim was caused directly by Owner’s breach of its obligations under this Agreement.

B. Owner hereby agrees to indemnify, defend and hold harmless Manager, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from (i) Owner’s failure to comply with its obligations under this Agreement, (ii) any theft, fraud or willful misconduct of Owner or its Affiliates or their respective employees or agents and (iii) any claim asserted by any employee or agent of Owner or its Affiliates except, as to any of the items listed in clauses (i)-(iii) above, to the extent the loss or liability giving rise to such claim was caused directly by Manager’s breach of its obligations under this Agreement or is covered by insurance.

C. In agreeing to the provisions relating to liability and indemnity contained in this Section 10.10, Owner, Landlord, and Manager recognize that simple mistakes and/or errors in judgment by Manager and the employees of Manager are ordinary risks of business in the operation of the Hotel and that Manager is not assuming such risks and shall not be responsible for loss, liability, or costs resulting therefrom. Further, Manager is not undertaking to be an insurer against third party claims or the insurer of the profitability of the Hotel. Furthermore, Manager is not assuming any liability for work performed or materials or equipment supplied by third parties.

D. Neither Owner, Landlord, nor Manager shall be liable for any special, indirect, incidental, or consequential damages of any kind in connection with this Agreement, including without limitation, damages resulting from loss of profits, lost sales, business or goodwill, whether or not such party has been advised of the possibility of such damages.

E. The provisions of this Section 10.10 shall survive Termination.

10.11. Actions to be Taken Upon Termination.

Upon a Termination, the following shall be applicable:

A. All fees or expenses due to Manager for the period before such Termination shall be paid to Manager. On the effective date of such Termination, Manager shall cease all activities hereunder on behalf of Owner at the Hotel and shall have no further obligations hereunder except as to matters arising before such date and except as otherwise provided in this Agreement. However, Manager shall cooperate with Owner in the orderly transfer of management to Owner or Owner’s designated agent or manager.

B. Manager shall, within forty-five (45) days after Termination, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 4.01 hereof, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final two (2) years after Termination.

C. Manager shall immediately release and transfer to Owner any of Owner’s funds which are held or controlled by Manager with respect to the Hotel.

D. Manager shall make available to Owner such books and records respecting the Hotel (including those from prior years) as will be needed by Owner to prepare the accounting statements, in accordance with the GAAP, for the Hotel for the year in which the Termination occurs and for any subsequent year.

E. Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already unless such expenditure is a Manager’s Liability.

F. If this Agreement is terminated by reason of Owner’s Event of Default, a reasonable reserve shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel. If Gross Revenues are insufficient to meet the requirements of such reserve, then Owner shall deliver to Manager, within ten (10) Business Days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve.

G. If this Agreement is terminated before the expiration of the Term for any reason other than an Event of Default by Manager, Manager may submit to Owner for its approval a budget with respect to expenses anticipated to be incurred by Manager to terminate its activities at the Hotel. Upon approval of such budget by Owner, Owner shall deposit the total amount of such budget into the Hotel’s operating account, and Manager may use such deposit to pay such expenses. Manager shall provide Owner a final accounting of the foregoing, and any surplus remaining from such deposit shall be refunded to Owner.

H. Owner may, at its option, (i) provide Manager and/or the employees at the Hotel (or require Manager to provide to the employees at the Hotel) at least sixty (60) days’ notice of a Termination and/or (ii) cause the entity which shall succeed Manager as the operator of the Hotel to offer employment to a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “plant closing” or “mass layoff” within the meaning of the WARN Act. If Owner elects to cause the entity which shall succeed Manager as operator of the Hotel to offer employment to certain of Manager’s employees, Manager shall not take any action that would cause such employees not to continue as employees at the Hotel.

I. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.05.

J. Manager shall peacefully vacate and surrender the Hotel to Owner on the date of termination unless otherwise agreed to by the parties.

The provisions of this Section 10.11 shall survive Termination.

10.12. Waiver.

The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

10.13. Partial Invalidity.

If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.14. Survival.

Except as otherwise specifically provided in this Agreement or where required to give effect to a provision of this Agreement or to avoid a forfeiture, the rights and obligations of the parties herein shall not survive any Termination.

10.15. Negotiation of Agreement.

Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

10.16. Estoppel Certificates.

Each party to this Agreement shall at any time and from time to time, upon not less than fifteen (15) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); and (b) stating to the best knowledge of the certifying party (i) whether or not there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, (ii) the amount, if any, of any past due fees or other past due amounts owed to Manager or Owner; and (iii) whether or not there are any past due and unpaid obligations with respect to the Hotel, other than in the ordinary course of business. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

10.17. Affiliates.

Manager shall not be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) or with third parties or their Affiliates that have other contractual relationships with Manager and/or its Affiliates to provide goods and/or services to the Hotel without the prior written consent of Owner. Notwithstanding the foregoing, Manager may contract with Affiliates to provide marketing, accounting and human resource services subject to the conditions that (i) the costs of such services are included in the Annual Operating Projection approved by Owner and (ii) at the time Manager submits each Annual Operating Projection to Owner for its approval, Manager specifically identifies the services to be provided by Manager’s Affiliates.

10.18. Blocked Persons or Entities.

Manager represents and warrants to Owner and covenants for the benefit of Owner that (i) neither Manager nor any of its Affiliates or any of the officers, directors, partners or, to Manager’s knowledge, employees of Manager or its Affiliates, or, to its knowledge, the funding sources for any of the foregoing, is or will be identified on the list of the U. S. Treasury’s Office of Foreign Asset Control (“OFAC”); (ii) neither Manager nor any of its Affiliates is or will be directly or indirectly owned or controlled by the government of any country that is subject to an embargo imposed by the United States government; and (iii) neither Manager nor any of its Affiliates is acting or will act on behalf of a government of, or is involved in business arrangements or other transactions with, any country that is subject to such an embargo. Manager will notify Owner in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties incorrect.

10.19. Restrictions on Operating the Hotel in Accordance with System Standards.

In the event of either (i) a Legal Requirement, including an order, judgment or directive by a court or administrative body which is issued in connection with any Litigation involving Owner, or (ii) any action taken by a Mortgagee in connection with a Foreclosure, which in either case restricts or prevents Manager, in a material and adverse manner, from operating the Hotel in accordance with System Standards (including without limitation, any restrictions on expenditures by Manager from the Operating Accounts or from the Reserve, other than restrictions which are set forth in this Agreement), Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days’ written notice to Owner. The foregoing shall not reduce or otherwise affect the rights of the parties under Article VIII.

10.20. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance. This Agreement shall become effective and binding only upon execution and delivery of this Agreement in non-electronic form by both parties in accordance with this Section.

10.21. Entire Agreement.

This Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a written non-electronic instrument that has been duly executed by the non-electronic (which shall not be deemed to exclude facsimile) signature of an authorized representative of the parties hereto.

10.22. Franchise Agreement.

During the Term of this Agreement, subject to the availability of adequate funds, Manager shall perform all of the obligations of Owner as “Franchisee” under the Franchise Agreement to the extent such obligations relate to the management or operation of the Hotel, including, without limitation, the obligations of “Franchisee” under Sections XIII (Accounting and Records) and XIV (Insurance) of the Franchise Agreement, and Manager shall not commit any act or omit to take any action that would cause a default by the Franchisee under the Franchise Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Franchise Agreement, the provisions of the Franchise Agreement shall prevail. Manager shall send promptly to Owner any and all notices that Manager receives from the Franchisor with respect to the Hotel or the Franchise Agreement and shall keep Owner fully informed with respect to all matters that come to Manager’s attention under the Franchise Agreement. Notwithstanding the foregoing, Manager shall not have the right to grant any consent, approval or other right reserved to the Franchisee under the Franchise Agreement or to make any decision or agreement on behalf of Owner under the Franchise Agreement. In the event the Franchise Agreement is terminated for any reason, this Agreement shall also terminate effective as of the date of termination of the Franchise Agreement, unless the parties hereto agree otherwise.

10.23. Operation of Other Hotels.

During the Term and except for the Hotel and the other hotels described in Schedule 1, neither Manager nor any of its Affiliates shall acquire, lease, own, manage or operate, directly or indirectly, any hotel, inn, motel or other type of lodging facility, regardless of whether similar to the Hotel or whether operated under the same or a different brand, that is a Competing Hotel without Owner’s prior written consent. In addition, if Manager or any of its Affiliates shall acquire, lease, own, manage or operate, directly or indirectly, any hotel, inn, motel or other type of lodging facility, regardless of whether similar to the Hotel or whether operated under the same or a different brand, in the same geographic area or market as the Hotel, Manager shall not permit unfair favoritism in the operation and management of such other hotels that would disadvantage the operation or business of the Hotel (such as, by way of example only, directing potential Hotel guests to such other hotels instead of to the Hotel). At Owner’s request, Manager shall provide such information as may reasonably be requested by Owner to determine if there has been any such unfair favoritism and, in the event Owner, in its reasonable business judgment, determines that any such unfair favoritism has occurred, Owner may terminate this Agreement. For purposes of this Section, a “Competing Hotel” shall mean any hotel, inn, motel or other type of lodging facility that markets directly to or makes efforts to attract customers, guests and/or hotel business that would otherwise do business with the Hotel.

10.24. Waiver of Jury Trial and Punitive Damages.

Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim punitive damages in any litigation, action, claim, suit or proceeding, at law or in equity, arising out of or pertaining to this Agreement or any other agreement, instrument or document entered into in connection herewith.

10.25 Termination of the Hotel Lease.

Landlord represents and agrees that in the event of the cancellation or termination of the Hotel Lease for any reason, this Agreement shall remain in full force and effect with Landlord substituted as Owner hereunder.

10.26 All Payments Subject to Availability of Funds.

Whenever Manager is required to make a payment hereunder, it is agreed that such obligation is subject to the availability of adequate operating funds (or other funds provided by Owner) after the payment of all operating expenses of the Hotel.

ARTICLE XI

DEFINITION OF TERMS

11.01. Definition of Terms.

The following terms when used in this Agreement shall have the meanings indicated:

“Accounting Period” shall mean a calendar month.

“Accounting Period Statement” shall have the meaning ascribed to it in Section 4.0l.A.

“Accounting Quarter” shall mean three consecutive Accounting Periods, the first of which begins on the first day of the Fiscal Year.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock or other beneficial interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the Ownership of voting stock, by contract or otherwise.

“Agreement” shall mean this Management Agreement between Owner and Manager, including the exhibits attached hereto.

“Annual Operating Projection” shall have the meaning ascribed to it in Section 4.04.

“Annual Operating Statement” shall have the meaning set forth in Section 4.0l.B.

“Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit over the Owner’s Priority.

“Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues for all services provided by Manager pursuant to this Agreement, except as otherwise expressly provided herein. The Base Management Fee shall be the percentage of Gross Revenues shown on Schedule 1 for each Fiscal Year during the Term.

“Buildings” shall mean the buildings and improvements constituting that certain hotel more particularly described on Schedule 1 attached hereto and made a part hereof which is located on the Site.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

“Competitive Set” shall mean the group of hotels which are closest in geographical distance from the Hotel and which are generally within the same hotel market segment as the Hotel, as described in Schedule 1. If any such hotels, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, Owner and Manager agree to mutually, reasonably and in good faith, discuss appropriate changes to the foregoing list of the hotels that shall comprise the Competitive Set.

“CPI”, shall mean the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items (1982-1984=100) published by the Bureau of Labor Statistics, United States Department of Labor; provided, however, that if such index ceases to be published or is converted to a different standard or is otherwise revised, the index shall be adjusted by any then applicable conversion factor, or failing that, by any published price or cost indices or other published data which are as comparable as possible to the Index prior to its termination or revision.

“Cure Payment” shall have the meaning set forth in Section 2.02.A.

“Deductions” shall have the meaning ascribed to it in the definition of Operating Profit.

“Default” shall mean the occurrence of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Environmental Laws” shall have the meaning ascribed to it in Section 10.08.

“Event of Default” shall have the meaning ascribed to it in Section 8.01.

“FF&E” shall mean furniture, furnishings, fixtures, soft goods, case goods, signage, audio-visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the-house computer equipment, that meet Owner’s capitalization policy consistent with GAAP , but shall not include Fixed Asset Supplies or Software.

“FF&E Lease” means a lease of any property other than real property.

“Fiscal Year” shall mean a calendar year commencing on January 1 and ending on December 31; provided, however, the first fiscal year commences as of the Effective Date and ends at midnight on December 31 of that same calendar year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Fiscal Year is changed in the future, appropriate adjustment to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due hereunder.

“Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Guest Rooms.

“Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Hotel. The term “foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage: (i) a transfer by judicial or non-judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (vi) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease or (vi) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee resulting in actual ownership or control of the Hotel by such Mortgagee or its designee.

“Franchise Agreement” shall mean the franchise agreement described on Schedule 1 attached hereto and made a part hereof, as the same may be amended or supplemented from time to time.

“Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; and service charges; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the Reserve or the other operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds; condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the financing or refinancing of any debt encumbering the Hotel.

“Guest Room” shall mean a separately-keyed lodging unit in the Hotel.

“Guest Room Revenues” shall mean the portion of Gross Revenues of the Hotel which is attributed to the rental of Guest Rooms.

“Hazardous Materials” shall have the meaning ascribed to it in Section 10.08.

“Hotel” shall mean the Site together with the Buildings and all other improvements construed or to be constructed on the Site pursuant to this Agreement, all FF&E and Fixed Asset Supplies installed or located on the Site or in the Buildings, and all easements or other appurtenant rights thereto.

“Hotel Lease” shall have the meaning ascribed to it in Recital B.

“Hotel Purchase Contract” shall have the meaning ascribed to it in Schedule 1.

“Impact Fees” shall have the meaning ascribed to it in Section 4.07.A.

“Impositions” shall have the meaning ascribed to it in Section 4.07.

“Incentive Management Fee” shall mean an amount payable to Manager, pursuant to Section 3.01 and Section 4.01, that is set forth in Schedule 1 of Available Cash Flow in any Fiscal Year (or portion thereof) after payment to Owner of Owner’s Priority.

“Initial Term” shall have the meaning ascribed to it in Section 2.01.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Landlord” shall mean the party identified as “Landlord” in Schedule 1.

“Legal Requirement(s)” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

“Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

“Manager” shall have the meaning ascribed to it in the Preamble hereto or shall mean any permitted successor or assign, as applicable.

“Manager’s Liability” and “Manager’s Liabilities” shall have the meanings ascribed to such terms in Section 4.03.B.

“Mortgage” shall mean any mortgage, deed of trust or similar security instrument creating a lien on the Hotel.

“Mortgagee” shall mean the holder of any Mortgage encumbering the Hotel or the Site.

“Operating Accounts” shall have the meaning ascribed to it in Section 4.03.A.

“Operating Loss” shall mean a negative Operating Profit.

“Operating Profit” shall mean the excess of Gross Revenues over the following deductions (“Deductions”) incurred by Manager, on behalf of Owner, in operating the Hotel:

1. the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs related to Hotel employees, provided that the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at the Hotel on a regular basis, which salaries and costs shall be Manager’s Liability;

2. departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

3. the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

4. a reasonable reserve for uncollectible accounts receivable as reasonably determined by Manager with the concurrence of Owner;

5. all costs and fees of independent professionals or other third parties who are retained by Manager with the concurrence of Owner to perform services required or permitted hereunder;

6. all costs and fees of technical consultants and operational experts who are retained or employed by Manager with the concurrence of Owner for specialized services (including, without limitation, quality assurance inspectors) and the reasonable cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager, provided Owner has approved attendance at programs and the cost thereof;

7. the Base Management Fee;

8. all royalty, marketing fund, reservation, communication support, property management system and other similar fees payable to the Franchisor under the Franchise Agreement;

9. insurance costs and expenses as provided in Section 6.04;

10. taxes, if any, payable by or assessed against Manager, Owner or Landlord related to this Agreement or to Manager’s operation of the Hotel and Impositions (exclusive of Manager’s, Owner’s and Landlord’s income taxes or franchise taxes and any other similar taxes payable by Manager and all other taxes, assessments and payments excluded from the definition of Impositions);

11. transfers to the Reserve required pursuant to Section 5.02;

12. any costs paid by Manager pursuant to the Franchise Agreement;

13. payments pursuant to FF&E leases or other forms of financing obtained for the FF&E located in or connected with the Hotel; and

14. to the extent approved in advance by Owner, such other costs and expenses incurred by Manager as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, including without limitation, travel expenses or supervisory personnel of Manager incurred in connection with managing the Hotel.

The term “Deductions” shall not include (a) debt service payments pursuant to a Mortgage or (b) rental payments under any Hotel Lease, all of which shall be paid by Owner from its own funds.

“Owner” shall have the meaning ascribed to it in the Preamble or shall mean any successor or assign, as applicable.

“Owner’s Priority” shall mean the amount shown as Owner’s Priority on Schedule 1 attached hereto and made a part hereof, per Fiscal Year (prorated for any partial Fiscal Year). Owner’s Priority for each Fiscal Year shall be paid to the extent of Operating Profit available in such Fiscal Year, as provided in Section 3.02 of this Agreement. In the event of any capital expenditures made with respect to the Hotel after the date of this Agreement that are in excess of the Reserve, the Owner’s Priority shall be increased (but not decreased) for the remaining portion of the Fiscal Year in which such capital expenditures are made and all subsequent Fiscal Years so as to equal a twelve percent (12%) return on an amount equal to the sum of (i) the purchase price paid by Owner for the Hotel plus (ii) closing costs (including, without limitation, defeasance costs but excluding any brokerage fees or expenses incurred by Owner’s parent in connection with its public equity raise) plus (iii) such excess capital expenditures.

“Performance Termination Period” shall have the meaning ascribed to it in Schedule 1.

“Performance Termination Threshhold” shall have the meaning ascribed thereto in Schedule 1.

“Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

“Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of The Wall Street Journal.

“Prudent Industry Practice” shall mean the customary practices of the hotel industry in the United States for hotels comparable to the Hotel. To the extent inconsistent with the requirements of the Franchise Agreement, such practices shall be conformed to the requirements of the Franchise Agreement for purposes of this Agreement.

“Quarterly Operating Statement” shall have the meaning set forth in Section 4.0l.B.

“Reserve” shall have the meaning ascribed to it in Section 5.02A.

“Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Hotel, Owner and Manager shall select an alternative source for such data. If the parties fail to agree on such alternative source within a reasonable period of time, either party may terminate this Agreement upon sixty (60) days prior written notice to the other party.

“Revenue Index” shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Hotel divided by (b) the average Revenue Per Available Room for the hotels in the Competitive Set, as set forth in the Revenue Data Publication. Appropriate adjustments to the Revenue Index, acceptable to Owner in its reasonable discretion, shall be made in the event of a major renovation of the Hotel.

“Revenue Index Threshold” shall mean the number shown on Schedule 1 attached hereto and made a part hereof. However, if the entry of a new hotel into the Competitive Set (or the removal of a hotel from the Competitive Set) causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager each acting in good faith.

“Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” shall be an available hotel guestroom that is keyed as a single unit.

“Routine Capital Expenditures” shall mean certain routine, non-major expenditures which are classified as “capital expenditures” under generally-accepted accounting principles, and which will be funded from the Reserve (pursuant to Section 5.02). Routine Capital Expenditures consist of the following types of expenditures: exterior and interior painting; resurfacing building walls and floors; resurfacing parking areas; and miscellaneous similar expenditures. Routine Capital Expenditures are not non-routine capital expenditures or major repairs or major alterations or improvements.

“Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the Site and/or the Hotel or any interest therein, in whole or part. For purposes of this Agreement, a Sale of the Hotel shall also include a lease (or sublease) of all or substantially all of the Hotel or Site or any interest therein. Sale of the Hotel shall exclude related party transactions with Affiliates of Owner and shall also exclude granting of security interests in the Hotel or any part thereof in connection with financing.

“SEC Filing Period” shall mean such period of time (a) (not to exceed thirty (30) days) after the close of each Fiscal Year within which Owner must receive the Annual Operating Statement from Manager with respect to such Fiscal Year and (b) (not to exceed twenty (20) days) after the close of each calendar quarter of a Fiscal Year within which Owner must receive the Quarterly Operating Statement from Manager with respect to such quarter, in each case in order for Owner to have a reasonable period of time within which to prepare and make all required filings with the Securities and Exchange Commission and other applicable governmental agencies.

“Site” shall mean the real property described on Exhibit A attached hereto and made a part hereof.

“Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is generally commercially available, which are used by Manager in connection with operating or otherwise providing services to the Hotel.

“Specially Designated National or Blocked Person” shall mean (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

“Subordination Agreement” shall have the meaning ascribed to it in Section 7.04.

“Subsequent Owners” shall have the meaning ascribed to it in Section 7.04.

“System” shall have the meaning set forth in the Franchise Agreement.

“System Standards” shall mean any one or more (as the context requires) of the following three (3) categories of standards: (i) operational standards (for example, services offered to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, frequent traveler programs and other similar programs; (ii) physical standards (for example, quality of the hotel, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); and (iii) technology standards (for example, those relating to software, hardware, telecommunications, systems security and information technology); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the System represented by the Franchise Agreement.

“Term” shall have the meaning ascribed to it in Section 2.01.

“Termination” shall mean the expiration or sooner cessation of this Agreement.

“Trade Name” shall mean any name, whether informal (such as a fictitious name or d/b/a) or formal (such as the full legal name of a corporation or partnership) which is used to identify an entity.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Motel Association, as revised.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

ARTICLE XII

SUPPLEMENTAL PROVISIONS

All of the terms, conditions, representations, warranties, covenants and other provisions, if any, set forth in the supplemental provisions attached hereto as Schedule 2 (the “Supplemental Provisions”) are hereby incorporated into this Agreement and shall be considered a part hereof. In the event of any conflict or inconsistency between the Supplemental Provisions and the other provisions of this Agreement, the Supplemental Provisions shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNER:

APPLE EIGHT HOSPITALITY MANAGEMENT, INC., a Virginia corporation

By:	/s/ Justin Knight
Name:	Justin Knight
Title:

MANAGER:

NEWPORT HARRISONBURG MANAGEMENT, LLC, a Virginia limited liability company

By:	/s/ Michael L. Pleninger
Name:	Michael L. Pleninger
Title:	Manager

SCHEDULE 1

HOTEL SPECIFIC DATA

1.	Description of Hotel: That certain hotel known as the Courtyard Harrisonburg, located at 1890 Evelyn Byrd Ave., Harrisonburg, Virginia 22801, containing 125 guest rooms, a lobby, meeting rooms, administrative offices, parking and certain amenities and related facilities located on the Site, including the following:

a. Number of Guest Rooms: 125

b. Other Improvements/Amenities: 975 sq. ft. meeting room space; full service business center; indoor swimming pool; whirlpool; exercise room; wireless high speed internet access; Courtyard Café.

2.	Franchise Agreement: Franchise Agreement between Apple Eight Hospitality Management, Inc. and Marriott International, Inc. dated November 16, 2007.

3.	Competitive Set:

Holiday Inn Harrisonburg

Hampton Inn Harrisonburg

Comfort Inn Harrisonburg

Sleep Inn & Suites Harrisonburg

4.	Landlord: Apple Eight Hospitality Ownership, Inc.

5.	Base Management Fee: Three percent (3%)

6.	a. Incentive Management Fee: 20% of available cash flow after payment of Owner’s Priority

b. Owner’s Priority: $                         (12% of Purchase Price plus closing costs [$                    ]);

7.	a. Performance Termination Threshold: $ (10% of Purchase Price plus closing costs [$ ]);

b. Performance Termination Period: Any calendar year; provided, however, the initial Performance Termination Period shall begin on January 1, 2009.

8.	Revenue Index Threshold: 100%

9.	Hotel Purchase Contract: Purchase Contract dated as of September 4, 2007 between Apple Eight Hospitality Ownership, Inc. and NGC Harbison, LLC et al.

10.	Expiration Date of Term: Five (5) years from the Effective Date

11.	State in which Manager is Organized: Virginia

12.	FF&E Reserve: An amount equal to five percent (5%) of Gross Revenues for each Accounting Period.

13.	Other Hotels: None

SCHEDULE 2

1. Franchise Agreement. [FOR MARRIOTT BRANDS:] During the Term of this Agreement, subject to the availability of adequate funds, Manager shall perform all of the obligations of Owner as “Franchisee” under the Franchise Agreement to the extent such obligations relate to the management or operation of the Hotel, including, without limitation, the obligations of “Franchisee” under Sections XIII (Accounts and Receipts) and XIV (Insurance) of the Franchise Agreement, and Manager shall not commit any act or omit to take any action that would cause a default by the Franchisee under the Franchise Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Franchise Agreement, the provisions of the Franchise Agreement shall prevail. Manager shall send promptly to Owner any and all notices that Manager receives from the Franchisor with respect to the Hotel or the Franchise Agreement and shall keep Owner fully informed with respect to all matters that come to Manager’s attention under the Franchise Agreement. Likewise, Owner shall send promptly to Manager any and all notices that Owner receives from the Franchisor with respect to the Hotel or the Franchise Agreement that would require action or compliance on the part of Manager. Notwithstanding the foregoing, Manager shall not have the right to grant any consent, approval or other right reserved to the Franchisee under the Franchise Agreement or to make any decision or agreement on behalf of Owner under the Franchise Agreement. In the event the Franchise Agreement is terminated for any reason, this Agreement shall also terminate effective as of the date of termination of the Franchise Agreement, unless the parties hereto agree otherwise.

[FOR HILTON BRANDS:] During the Term of this Agreement, subject to the availability of adequate funds, Manager shall perform all of the obligations of Owner as “Licensee” under the Franchise Agreement to the extent such obligations relate to the management or operation of the Hotel, including, without limitation, the obligations of “Licensee” under Paragraphs 6, 7 and 8 of the Franchise Agreement, and Manager shall not commit any act or omit to take any action that would cause a default by the Licensee under the Franchise Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Franchise Agreement, the provisions of the Franchise Agreement shall prevail. Manager shall send promptly to Owner any and all notices that Manager receives from the Franchisor with respect to the Hotel or the Franchise Agreement and shall keep Owner fully informed with respect to all matters that come to Manager’s attention under the Franchise Agreement. Notwithstanding the foregoing, Manager shall not have the right to grant any consent, approval or other right reserved to the Licensee under the Franchise Agreement or to make any decision or agreement on behalf of Owner under the Franchise Agreement. In the event the Franchise Agreement is terminated for any reason, this Agreement shall also terminate effective as of the date of termination of the Franchise Agreement, unless the parties hereto agree otherwise.

2. Accounting Period. For purposes of this Agreement, the term “Accounting Periods” shall mean a calendar month, except that the first Accounting Period shall begin on the Effective Date and shall end on the last day of the calendar month in which the Effective Date occurs.

3. Fiscal Year. [FOR MARRIOTT BRANDS:] For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year as of the Effective Date that ends at midnight on the Friday closest to December 31 in each calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year and shall be deemed the first Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year.

[FOR HILTON BRANDS:] For purposes of this Agreement, the term “Fiscal Year” shall mean, initially, the period beginning as of the Effective Date and ending at midnight on the following December 31 and thereafter each calendar year during the Term. Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year and shall be deemed the first Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year.

EXHIBIT A

LEGAL DESCRIPTION OF SITE

ALL OF THAT certain lot or parcel of land, containing 3.000 acres, together with the improvements thereon, and all the rights, privileges, easements, appurtenances and rights of way thereunto belonging or in anywise appertaining, situate on the northeast side of Evelyn Byrd Avenue in the City of Harrisonburg, Rockingham County, Virginia, and being more particularly described as:

LOT 1A as shown on plat dated April 17, 1998, entitled, “3.000 ACRE DIVISION OF LOT 1 FORBES COMMERCE PARK SUBDIVISION” recorded in the Clerk’s office of the Circuit Court of Rockingham County, Virginia, on April 28, 1998, in Deed Book 1578 at Page 737; said parcel being more particularly described as follows:

Beginning at an iron pin found in the eastern right-of-way line of Evelyn Byrd Avenue, a corner to Valley Professional Commons; thence with Evelyn Byrd Avenue N 14º51’ 05” W 70.85’ to an iron pin set; thence a curve to the left having a radius of 340.00’, an arc of 154.55’, a delta of 26º 02’ 09”, a chord of 153.22’ and a bearing of N 27º 52’ 25” W to an iron pin found, a corner to Bruce Forbes; thence with Forbes line N 64º 23’ 53” E 491.36’ to an iron pin found, a corner to Beck Company; thence with Beck’s line S 09º 42’ 42” E 373.18’ to an iron pin found; a corner to Valley Professional Commons; thence with Valley Professional Commons’ line S 83º 21’ 55” W 419.08’ to the Point of Beginning, containing 3.000 acres.

It being the same property conveyed to the Grantor herein by deed dated November 3, 2005, from LTD Management Company, Inc., a Virginia corporation, and duly recorded in the Clerk’s Office aforesaid in Deed Book 2770, at page 440.